Exhibit 10.1

EXECUTIVE INCENTIVE RETIREMENT PLAN

JOINDER AGREEMENT

This Agreement is entered into this 24th day of February, 2022 between Unity Bancorp, Inc (the “Company”) and the Participant signing below (referred to as “I” herein).

I acknowledge that as an executive of the Company, I have been offered an opportunity to participate in the Unity Bancorp, Inc. Executive Incentive Retirement Plan dated October 22, 2015 (the “Plan “).  By executing this Agreement, I agree to participate in the Plan and be bound by its terms and the terms hereof.

If I am a “specified employee” for purposes of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to the Plan which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination. Should this requirement result in a delay of payments to the Employee, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), Bank shall begin to make such payments as described in this Section 8(f), provided that any amounts that would have been payable earlier but for application of this provision shall be paid in lump-sum on the 409A Payment Date.

Pursuant to Section 5.1 of the plan, I hereby designate the following individuals as my "Beneficiary" and I am aware that I can subsequently change such designation by submitting to the Board of Directors, at any subsequent time, a written designation of the primary and secondary Beneficiaries to whom payment under the Plan shall be made in the event of my death prior to complete distribution of the benefits due and payable under the Plan. I understand that any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Bank.

PRIMARY BENEFICIARY _______________________

SECONDARY BENEFICIARY_______________________

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them under the Plan.  In the event of any conflict between the terms of the Plan and the terms contained herein, the terms of the Plan will govern.

George Boyan___________________

Participant Name

/s/ George Boyan_________________

Participant Signature